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                                 EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT
                             --------------------

     EMPLOYMENT AGREEMENT effective as of the 25th day of June, 1997, between Wave Technologies International, Inc., a Missouri corporation ("Wave"), and J. Michael Bowles, a resident of St. Louis, Missouri (the "Executive").


                                  WITNESSETH:

     WHEREAS, the Executive has been serving as Chief Financial Officer of Wave.

     WHEREAS, the Board of Directors of Wave has determined that the retention of the Executive is important to the continued long-term viability of Wave; and

     WHEREAS, Wave desires to continue the services of the Executive, and the Executive is willing to continue on the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereby agree as follows:

     1. Definition of Wave. For the purposes of this Agreement, unless the context otherwise requires, all references to Wave herein shall include both Wave and any subsidiaries.

     2. Engagement. Wave hereby continues the engagement of the Executive as Chief Financial Officer, and the Executive hereby accepts said continued engagement upon the terms and conditions hereinafter set forth.

     3. Term. Subject to the provisions for termination hereinafter set forth, the term of this Agreement began as of the date first above written, and shall expire on June 30, 2000.

     4.   Compensation.

          (a) Salary. As base compensation for the services to be rendered hereunder, Wave shall pay the Executive his current annual salary payable in equal bi-weekly installments. Said salary may be increased to take into account the nature of the contributions to Wave by the Executive and any other factors that may be deemed relevant by the Compensation Committee of the Board of Directors of Wave (the "Compensation Committee").

          (b) Compensation Plans. The Executive shall be entitled to participate in any stock option plans(s), employees' stock purchase plan(s), 401(k) savings plan, retirement plans, profit sharing plans, bonus programs and deferred compensation plan(s) as Wave may from time to time adopt upon the terms and conditions established by the Compensation Committee or the board of Directors of Wave.


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     (c)  Bonus Compensation.  The Executive shall be entitled to such cash bonuses, if any, during the term of his employment based upon the success of Wave and/or the Executive in reaching certain goals and objectives as determined by the Executive, the President of Wave and the Compensation Committee.

     5. Employment Benefits. Wave shall maintain such policies of health, hospitalization, disability and life insurance covering the Executive as Wave shall reasonably determine to be comparable to policies covering other senior executive officers of Wave.

     6. Vacations. The Executive shall be entitled to vacation time and sick leave in accordance with the Wave policy then in effect.

     7. Duties, Understandings and Expectations. The Executive shall devote his full and exclusive business time, attention, energies and best efforts to the performance of his duties hereunder, in such manner and at such times as may be determined by the President or the Board of Directors from time to time, in accordance with the usual standards of ethics and the usual customs and procedures applicable to the commercial businesses in which Wave is engaged. During the term of this Agreement, or any extension hereof, the Executive shall neither directly nor indirectly be employed by any other person, firm or corporation, in any capacity whatsoever except (a) as a director or the like of any business or charitable entity or organization provided such entity or organization are not engaged in activity competitive with Wave or its affiliates, and (b) as an officer and/or director of any corporation or manager of any limited liability company as requested by Wave. It is expressly understood that the Executive's primary mission is to enhance the growth and value of Wave through sound management.

     8. Expenses. Wave shall reimburse the Executive for all reasonable and necessary costs and expenses incurred by him in connection with the performance of his duties hereunder upon the presentation by the Executive from time to time in accordance with Wave's policy of itemized accounts of such expenditures.

     9. Executive Covenants. To induce Wave to execute, deliver and perform this Agreement, and for $10.00 in hand paid, Executive hereby covenants and agrees:

          (a) Nondisclosure of Information - Executive agrees that during the term of employment by Wave and thereafter, Executive shall not disclose Wave's (or Wave's customers') trade secrets or confidential, technical, and business information and shall use such information only for the benefit of Wave. Upon request, or automatically upon termination of employment with Wave, Executive agrees to return all of Wave's property, including but not limited to material related to trade secrets, and confidential, technical and business information.

          (b) Executive's Restrictive Covenants - As an inducement to Wave to enter into this Employment Agreement and to agree to pay to the Executive his regular compensation, bonuses and other payments and fringe benefits provided hereunder, and

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     in view of the Executive's services and his access to confidential information, Executive agrees that during the period of his employment by Wave and for a period of 12 months after termination of this employment, for any reason other than a Wave Cause or by Wave without Executive Cause, the Executive will not, directly or indirectly, on his own account, or as an employee, consultant, adviser, partner, co-venturer, owner, member, manager, officer, director or stockholder of any other person, firm, partnership, limited liability company, or corporation:

               (i) conduct, engage in, be connected with, or directly aid or assist as a member of or consultant to management anyone else to engage in, a business directly competitive with Wave throughout the United States of America,

               (ii) during such time, directly or indirectly, for himself or on behalf of any other person or entity in which he shall have any direct or indirect business or employment interest (collectively an "affiliated entity"), induce or attempt to induce any present or future management or other key employee of Wave to leave the employ of Wave and/or to seek or accept employment with the Executive or any affiliated entity, nor shall he negotiate with any such employee in the employ of Wave with respect to such person's present or future employment outside of Wave.

               Nothing herein contained shall prevent the Executive from purchasing and owning stock in any corporation listed on any stock exchange or traded in the over-the-counter market provided such purchases shall not result in the Executive owning in the aggregate directly or beneficially, five percent (5%) or more of the equity securities of any corporation or other entity engaged in a business which is competitive to that of Wave.

               The Executive further agrees that, in view of the present scope of Wave's business activities, the time periods, territory and scope of activities specified above describe the minimum reasonable time, area and scope of activities necessary to protect Wave and its successors and assigns, in the use of the good will of the business to be conducted by Wave, and therefore he agrees that Wave, in case of violation of this Paragraph 9(b), may have injunctive relief, without bond (but upon due notice) in addition to such other relief as may appertain inequity or at law. No waiver of any violation hereof shall be implied from Wave's forbearance or failure to take action pursuant hereof. All covenants and provisions of this Paragraph 9(b) constitute a series of separate covenants, and if any particular portion of this Paragraph 9(b) is adjudicated invalid or unenforceable, because of its scope in terms of area, time or business activities, the parties agree that such provision may be made enforceable by reductions or limitations thereon so as to be enforceable to the fullest extent permissible under the laws and public policies of any applicable jurisdiction.

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     The provisions of this Paragraph 9 shall continue in full force and effect notwithstanding the termination of this Employment Agreement.

     10.  Termination.

          (a) Events of Termination. This Agreement and the Executive's employment with Wave may be terminated:

               (1)  at any time by mutual consent of Wave and the Executive;

               (2) by Wave for Executive Cause upon written notice to the Executive;

               (3) by Wave without Executive Cause upon 30 days prior written notice to the Executive;

               (4)  by the Executive for Wave Cause; or

               (5) by the Executive without Wave Cause upon no less than 30 days prior written notice to Wave.

          (b) Definition of Executive Cause. For purposes of this Agreement, termination of the Executive by Wave shall be deemed to be for "Executive Cause" if the Board of Directors of Wave shall have determined in good faith that the Executive has:

               (1) willfully neglected his normal and material duties hereunder;

               (2) willfully breached any of the material covenants contained herein;

               (3)  wrongfully converted funds or property of Wave;

               (4) made any unauthorized disclosure of any trade secrets, patents, trademarks, copyrights or other proprietary business information owned or developed by or on behalf of Wave, its successors or assigns; or

               (5)  been arrested and arraigned for any felony.

          (c) Definition of Wave Cause. For purposes of this Agreement, termination by the Executive shall be deemed for "Wave Cause" if the Executive shall have terminated his employment with Wave due to:

               (1) the assignment to the Executive of duties not consistent with the position of Chief Financial Officer or demanding additional, official work days per week;

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               (2)  a reduction in salary or discontinuance of any bonus plan now in effect in which the Executive may participate; or

               (3) a change in the geographic location where the Executive's position is primarily based in excess of fifty (50) miles from the Wave facility at which the Executive predominantly performs his duties at the time of a change in control.

     11.  Severance Benefits from Wave.

          (a) Benefits/accrual. To induce the Executive to continue to serve Wave in his present capacities, Wave shall provide the Executive with severance benefits set forth in Section 11(c) below, if, within one (1) year after there has occurred a "change in control" (as hereinafter defined) the Executive has terminated his employment due to a Wave Cause, or the Executive's employment is terminated by Wave or its successor in interest for any reason other than Executive Cause.

          (b) Definition of Change of Control. A "change of control" shall have occurred if (i) any person (as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) that presently owns 50% or less of the outstanding shares of Wave Common Stock becomes the beneficial owner (as defined in Rule 13(d)-3 of the Exchange Act) of a total of more than 50% of the outstanding shares of Wave Common Stock, or
     (ii) Wave shall have sold all or substantially all of its assets.

          (c) Description of Severance Benefits. Severance benefits for the Executive pursuant to Section 11(a) shall be as follows:

               (1) a lump-sum payment of eighteen (18) months' salary based on the total annual rate of base compensation for the Executive in effect prior to the date of change of control;

               (2) continued participation in all employee benefits for a period of one (1) year. Should such participation not be possible due to terms of the employee benefit plans, equivalent benefits shall be provided to the Executive through alternative means. These benefits shall include, but not be limited to, all health, accident, and disability plans, as well as any life insurance plans, provided by or through Wave; and

               (3)  a release and discharge of the covenants set forth in
          Section 9(b).

          (d) Time of Paying Severance Benefits. The severance benefits described above shall be payable by Wave or its successor in interest to the Executive on the last day of the Executive's employment. The Executive shall not be required to

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     mitigate the amount of severance benefit by seeking other employment and none of these payments may be reduced by any future salary the Executive may earn.

     12. Arbitration. Except as otherwise specifically provided herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the County of St. Louis in accordance with the rules of the American Arbitration Association then obtaining, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof.

     13. Notices. Any notice or other communication required or permitted to be transmitted under this Agreement shall be in writing and personally delivered (by commercial courier or otherwise) or mailed, return receipt requested, postage prepaid, addressed to the parties hereto at their addresses indicated below, or at such other addresses as may be hereafter designated by a party by notice delivered in accordance herewith. Any notice delivered personally shall be effective on the day of delivery; any notice mailed, as aforesaid, shall be effective on the second day following posting.

     14. Assignment. The rights and obligations of Wave under this Agreement shall inure to the benefit of, and shall be binding upon, Wave and its successors and assigns.

     15. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed originals and together shall constitute one and the same instrument.

     16. Severability. The invalidity, illegality or unenforceability of any provision hereof shall not in any way affect, impair, invalidate or render unenforceable this Agreement or any other provision hereof.

     17. Taxes. Wave shall be entitled to deduct or withhold all applicable payroll and social security taxes where required on all applicable compensation paid to the Executive or any successor in interest.

     18. Entire Agreement. This instrument contains the entire agreement between the parties. It supersedes any and all other agreements and understandings of or by the parties with respect to the subject matter hereof. It may not be changed orally, but only by agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     19. Governing Law. This Agreement shall be governed by the internal laws of the State of Missouri.

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     IN WITNESS WHEREOF, this Agreement is effective as of the day and year first above written.

                              WAVE:

                              WAVE TECHNOLOGIES INTERNATIONAL, INC.
                              10845 Olive Blvd., Suite 250
                              St. Louis, MO 63141



                              By: /s/Kenneth W. Kousky
                                  ---------------------------------------
                                  Kenneth W. Kousky
                                  President and Chief Executive Officer



                              EXECUTIVE:


                              /s/ J. Michael Bowles
                              -------------------------------------------
                              J. Michael Bowles

                              Address:  9016 Skycrest
                                        St. Louis, MO 63126

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